Exhibit 99.1

Femasys Inc. To Join the Russell Microcap® Index

ATLANTA, September 20, 2021 -- Femasys Inc. (NASDAQ: FEMY) (“Femasys” or the “Company”), a biomedical company developing a suite of product candidates to transform women’s healthcare with minimally invasive, non-surgical, in-office technologies, announced that the Company has been added to the Russell Microcap® Index today when the U.S. market opened.  The Russell Microcap Index is widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell's US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

"We are thrilled to be included in the Russell Microcap Index following our IPO in June since it benefits both our Company and stockholders by accentuating our visibility within the global investment community,” commented president, chief executive officer and founder of Femasys, Kathy Lee-Sepsick. “We believe that our inclusion reflects executing on a strong business model, offering differentiated and dramatically improved options to address unmet areas of women’s health, and, additionally, underscores our goal to transform the standard-of-care for women globally in these underserved areas.  We look forward to creating value for our stockholders with upcoming catalysts for our late-stage product candidates.  We expect to complete enrollment for our FemBloc® stage II validation study before the end of this year and conduct our FemaSeed™ interim analysis the first half of next year – both products, if brought to market, have the potential to markedly transform the landscape of women’s healthcare,” Ms. Lee-Sepsick added.

Membership in the Russell Microcap Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings, and style attributes.

About FTSE Russell

FTSE Russell is a global index leader that provides innovative benchmarking, analytics, and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $17.9 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products, and index-based derivatives.  A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles.

FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering. FTSE Russell is wholly owned by London Stock Exchange Group. For more information on the Russell Microcap® Index and the Russell indexes reconstitution, please visit www.ftserussell.com.

About FemaSeed™
FemaSeed is a directed sperm delivery product in development for infertility. FemaSeed is the first and only approach that allows localized directed delivery of sperm to either or both fallopian tubes where conception occurs. FemaSeed is being evaluated in a prospective, multi-center pivotal trial, the “LOCAL” trial.

About FemBloc®
FemBloc is a first and only non-surgical, minimally invasive, in-office solution for permanent birth control in development. FemBloc uses a temporary degradable biopolymer that is naturally excreted to close the fallopian tubes using the body’s own scar tissue.  FemBloc is currently being evaluated in a prospective, multi-center stage II validation study.

About Femasys

Femasys Inc. is a biomedical company developing a suite of product candidates to transform women’s healthcare with minimally invasive, non-surgical, in-office technologies. Its two lead reproductive health product candidates include FemBloc® permanent birth control and FemaSeed™ localized directional insemination for infertility. The Company’s product for fallopian tube assessment by ultrasound, FemVue®, is currently marketed in the United States.  Femasys is also advancing FemCerv®, a technology platform for tissue sampling intended to be marketed alongside its other women-specific medical products in the physician’s office setting.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “believe,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2021, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Media
Sky Striar
LifeSci Communications
sstriar@lifescicomms.com

Femasys Inc.

Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com